Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

INVICTA GROUP, INC.
9553 Harding Avenue, Suite 301
Miami Beach, FL 33154

We hereby consent to the incorporation in the Annual Report on Form 10-KSB to be filed with the Securities and Exchange Commission of our report dated March 30, 2006, with respect to the financial statements of INVICTA GROUP, INC. for the years ended December 31, 2004 and 2005.

March 30, 2006

Baum & Company, P.A.

/s/ Joel Baum, CPA
Joel Baum, CPA